                         AMES DEPARTMENT STORES, INC.
                         CONDENSED CASH FLOW
                         MANAGEMENT FORMAT
                         FISCAL 1996 PLAN
                         ($ 000's)
                                                                                                                  EXHIBIT 20
                                                                                                                  Page 3 of 3

                                                                 FOR MONTH ENDING
                         ---------------------------------------------------------------------------------------------------------
                         FEB     MAR     APR     MAY     JUN     JUL     AUG     SEP     OCT     NOV     DEC      JAN     TOTAL
Beg. cash & equivalents  $14,185 $19,314 $25,273 $19,193 $28,906 $23,128 $20,240 $26,136 $21,851 $15,909  $34,253 $25,141 $14,185

Cash generated from
  (used in) operations:
  Net income (loss)       (6,401) (2,081)   (686)  2,200   2,376  (2,286) (3,551)   (135)    380   8,092   30,353 (11,765) 16,496
  Noncash income tax
      expense (benefit)   (2,698)   (877)   (289)    927   1,001    (964) (1,497)    (57)    160   3,411   12,793  (4,958)  6,952
  Other                      631  (1,568)    619     628     675     625     606     670     634     648      707     671   5,546
                         ---------------------------------------------------------------------------------------------------------
Cash from operations:     (8,468) (4,526)   (356)  3,755   4,052  (2,625) (4,442)    478   1,174  12,151   43,853 (16,052) 28,994

Changes in working capital:
  Inventory (inc) dec    (48,328) (8,220)(17,078)  2,024  33,533  (9,257)(20,701)(62,197)(29,706)  8,135  170,226  (9,761)  8,670
  Trade pay inc (dec)     49,665 (35,789) 12,669    (169)(29,875) 23,411  16,217  23,738   6,331   3,727  (62,447)  2,534  10,012
  All other               (9,170) (6,223) (6,087) (2,244)  4,627  (6,683) (7,576)  1,445 (11,284)(13,789)  47,385   8,140  (1,459)
                         ---------------------------------------------------------------------------------------------------------
Net changes in work cap   (7,833)(50,232)(10,496)   (389)  8,285   7,471 (12,060)(37,014)(34,659) (1,927) 155,164     913  17,223

Capital spending          (3,294) (1,360) (2,800) (2,528) (1,116) (1,700) (1,902) (1,156) (1,496) (1,200)  (1,224) (1,224)(21,000)

Other
  Borrow (pymts) - rev    35,716  65,000  10,000  10,000 (15,000) (5,000) 25,000  35,000  30,000  10,000 (205,000)  5,000     716
  Pymts of cap leases       (306)   (306)   (306)   (306)   (306)   (306)   (306)   (306)   (306)   (306)    (306)   (306) (3,672)
  Pymts of long-term debt (8,002)   (988)   (799)   (360) (1,234)    (18)      -    (896)    (13)      -   (1,223)   (149)(13,682)
  Restructuring & other   (2,684) (1,629)   (573)   (459)   (459)   (460)   (394)   (391)   (392)   (374)    (376)   (378) (8,569)
  Pymts of financing fees      -       -    (750)      -       -    (250)      -       -    (250)      -        -    (250) (1,500)
                         ---------------------------------------------------------------------------------------------------------
Total other               24,724  62,077   7,572   8,875 (16,999) (6,034) 24,300  33,407  29,039   9,320 (206,905)  3,917 (26,707)
                         ---------------------------------------------------------------------------------------------------------
Inc (dec)in cash & equiv   5,129   5,959  (6,080)  9,713  (5,778) (2,888)  5,896  (4,285) (5,942) 18,344   (9,112)(12,446) (1,490)
                         ---------------------------------------------------------------------------------------------------------
Ending cash & equiv      $19,314 $25,273 $19,193 $28,906 $23,128 $20,240 $26,136 $21,851 $15,909 $34,253  $25,141 $12,695 $12,695
                         =========================================================================================================

                         Page  8  of  8
